EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Ordinary Shares of Exceed Company Ltd. dated October 7, 2010 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.  This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: October 7, 2010

BEIJING CENTURY LIMITED

By:	/s/ Tse Shiu Wah
Tse Shiu Wah
Director

2020 INTERNATIONAL CAPITAL GROUP LIMITED

By:	/s/ George Lu
George Lu
Director

/s/ Tse Shiu Wah
Tse Shiu Wah

/s/ George Lu
George Lu

/s/ Louis Koo
Louis Koo